Exhibit 99.1

Oragenics Receives $600,000 from Exercised Warrants

FOR IMMEDIATE RELEASE

ALACHUA, FL (July 5, 2006) – Oragenics, Inc. (AMEX:ONI), a biotechnology development company, today announced that four parties who had been involved in recent equity-based financing rounds, including one member of the company’s Board of Directors, have exercised stock warrants that, collectively, have brought approximately $600,000 into the company. With this additional financing, the company ended the quarter with more cash than it had at the end of Q1 2006, and now has sufficient funding for the majority of 2006. Oragenics’ current burn rate is about $150,000 per month.

Dr. Robert Zahradnik, Oragenics’ President and CEO, stated, “We appreciate the confidence and support expressed by our previous investors in the progress and direction of the company’s core technologies. This additional financing will help us maintain our progress with the clinical programs for SMaRT Replacement Therapy™ and Probiora3™ oral care technologies and for the preclinical studies for our MU1140™, a novel antibiotic product.” With the exercise of these warrants, approximately 3.5 million warrants from the recent financing rounds remain unexercised, representing potential proceeds to Oragenics of about $2.1 million.

About Oragenics

Oragenics, Inc. is a biopharmaceutical company with a pipeline of proprietary technologies. The Company has a number of products in discovery, preclinical and clinical development, with a concentration in two main therapeutic areas: infectious disease and oncology. Oragenics’ core pipeline includes products for use in the treatment of dental and periodontal infectious diseases, systemic bacterial infections and obesity. In the discovery stage are three platform technologies for identifying biomarkers of infection, cancer and autoimmune diseases and for the solid state synthesis of bioactive peptides including small molecule antibiotics.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect Oragenics’ current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, those set forth in our most recently filed annual report on Form 10-KSB and quarterly report on Form 10-QSB and other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

Contact:

Oragenics, Inc.

Robert T. Zahradnik, 386-418-4018 X222

www.oragenics.com